Exhibit 3.1

AMENDMENT TO

FOURTH

AMENDED AND RESTATED BY-LAWS

OF

LIVEPERSON, INC.

Effective: April 21, 2026

This Amendment (the “Amendment”) to the Fourth Amended and Restated By-Laws (the “By-Laws”) of LivePerson, Inc., a Delaware corporation (the “Corporation”), is made effective as of the date first above written in accordance with Article IX of the By-Laws, and hereby amends the By-Laws by inserting the following new Article X at the end thereof:

ARTICLE X

Forum

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware does not have jurisdiction, any other state or federal court located within the State of Delaware with jurisdiction) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action, suit or proceeding brought on behalf of the Corporation, (ii) any action, suit or proceeding asserting a claim for or based on a breach of a fiduciary duty owed by any current or former director, officer, stockholder, employee or agent of the Corporation to the Corporation or to the Corporation’s stockholders, including a claim alleging the aiding and abetting of such a breach of fiduciary duty, (iii) any action, suit or proceeding asserting a claim against the Corporation or any current or former director or officer or other employee of the Corporation arising pursuant to any provision of the General Corporation Law of Delaware or the Certificate of Incorporation or these By-Laws (as either may be amended from time to time), (iv) any action, suit or proceeding asserting a claim related to or involving the Corporation that is governed by the internal affairs doctrine, or (v) any action, suit or proceeding asserting an “internal corporate claim” as that term is defined in Section 115 of the General Corporation Law of Delaware.

Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, against the Corporation or any officer or director of the Corporation.

Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article X.

Except as amended or modified by this Amendment, the provisions of the By-Laws shall remain in full force and effect.